Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Abraxas Petroleum Corporation for the year ended December 31, 2022, of our report dated February 10, 2023, with respect to estimates of reserves and future net revenue of Abraxas Petroleum Corporation, as of December 31, 2022, and to all references to our firm included in this Annual Report.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Executive Chairman

Dallas, Texas

March 24, 2023